                                                                      Exhibit 11

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF PER COMMON SHARE EARNINGS
                    (in millions, except per share amounts)


                                           For the Three Months Ended       For the Six Months Ended
                                           --------------------------       ------------------------
                                               June 25,   June 26,            June 25,   June 26,(a)
                                                  1999       1998                1999       1998
                                              ---------  ----------          ---------- ------------
 EARNINGS
 Net earnings                                   $  673     $  549             $ 1,282      $ 1,063
 Preferred stock dividends                          (9)        (9)                (19)         (19)
                                                ------     ------             -------      -------
 Net earnings applicable to
  common stockholders                           $  664     $  540             $ 1,263      $ 1,044
                                                ======     ======             =======      =======

 WEIGHTED-AVERAGE SHARES OUTSTANDING             368.3      355.3               366.2        352.4
                                                ------     ------             -------      -------

 EFFECT OF DILUTIVE INSTRUMENTS
  Employee stock options                          31.0       33.7                30.4         31.5
  FCCAAP shares                                   16.7       17.1                16.6         16.9
  Restricted units                                 5.3        5.3                 5.2          4.9
  ESPP shares                                       -          -                   .1           .1
                                                ------     ------             -------      -------

  DILUTIVE POTENTIAL COMMON SHARES                53.0       56.1                52.3         53.4
                                                ------     ------             -------      -------

 TOTAL WEIGHTED-AVERAGE DILUTED SHARES           421.3      411.4               418.5        405.8
                                                ======     ======             =======      =======

 BASIC EARNINGS PER SHARE                       $ 1.80     $ 1.52             $  3.45      $  2.96
                                                ======     ======             =======      =======

 DILUTED EARNINGS PER SHARE                     $ 1.57     $ 1.31             $  3.02      $  2.57
                                                ======     ======             =======      =======

(a) Amounts have been restated from that originally reported in the 1998 second quarter Form 10-Q to reflect the 1998 merger with Midland Walwyn Inc., accounted for as a pooling-of-interests.

    Basic and diluted earnings per share are based on actual numbers before rounding.